Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2024 Financial Results and Declares Quarterly Distribution of $0.55 Per Share

LOS ANGELES, CA, February 1, 2024 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2023.

Financial Highlights for the Quarter Ended December 31, 2023

•

Total investment income was $98.0 million ($1.26 per share) for the first fiscal quarter of 2024, as compared with $101.9 million ($1.32 per share) for the fourth fiscal quarter of 2023. Adjusted total investment income was $98.0 million ($1.26 per share) for the first fiscal quarter, as compared with $102.2 million ($1.32 per share) for the fourth fiscal quarter of 2023. The decrease for the quarter was primarily driven by lower interest income, mainly due to an increase in non-accrual investments, partially offset by higher fee income and higher dividend income.

•

GAAP net investment income was $44.2 million ($0.57 per share) for the first fiscal quarter of 2024, as compared with $47.5 million ($0.62 per share) for the fourth fiscal quarter of 2023. The decrease for the quarter was primarily driven by lower total investment income, partially offset by lower part I incentive fees.

•

Adjusted net investment income was $44.2 million ($0.57 per share) for the first fiscal quarter of 2024, as compared with $47.8 million ($0.62 per share) for the fourth fiscal quarter of 2023. The decrease for the quarter was primarily driven by lower adjusted total investment income, partially offset by lower part I incentive fees.

•

Net asset value (“NAV”) per share was $19.14 as of December 31, 2023, down as compared with $19.63 as of September 30, 2023. The decline from September 30, 2023 primarily reflected realized and unrealized losses on certain debt and equity investments and the impact of the December 2023 special distribution.

•

Originated $370.3 million of new investment commitments and received $213.5 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2023. The weighted average yield on new debt investments was 11.6%.

•

Total debt outstanding was $1,660.0 million as of December 31, 2023. The total debt to equity ratio was 1.10x, and the net debt to equity ratio was 1.02x, after adjusting for cash and cash equivalents.

•

Liquidity as of December 31, 2023 was composed of $112.4 million of unrestricted cash and cash equivalents and $907.5 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $226.6 million, or $199.5 million excluding unfunded commitments to the Company’s joint ventures. Of the $199.5 million, approximately $165.9 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions.

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on March 29, 2024 to stockholders of record on March 15, 2024.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “Our first quarter results were highlighted by strong origination activity and adjusted net investment income that supports our cash distribution. We leveraged the breadth of the Oaktree platform to invest $370 million across sponsor, non-sponsor and discounted publicly traded credit investments, generating net portfolio growth with a diverse set of attractive opportunities.”

“During the quarter, however, we experienced idiosyncratic performance challenges at four portfolio investments, resulting in a decline in NAV and an increase in non-accruals,” Panossian added. “We are drawing upon Oaktree’s deep resources and expertise in navigating turnarounds, and we believe we are well-positioned to manage these specific situations and maintain strong overall credit quality.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share. The distribution is payable in cash on March 29, 2024 to stockholders of record on March 15, 2024.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	December 31, 2023 (unaudited)	September 30, 2023 (unaudited)	December 31, 2022 (unaudited)
GAAP operating results:
Interest income	$91,414	$94,732	$69,978
PIK interest income	3,849	5,544	6,130
Fee income	1,307	572	2,021
Dividend income	1,415	1,057	1,050

Total investment income	97,985	101,905	79,179
Net expenses	53,796	54,407	40,293
Excise tax	—	—	(78)

Net investment income	44,189	47,498	38,808

Net realized and unrealized gains (losses), net of taxes	(33,654)	(1,546)	(25,636)

Net increase (decrease) in net assets resulting from operations	$10,535	$45,952	$13,172

Total investment income per common share	$1.26	$1.32	$1.30
Net investment income per common share	$0.57	$0.62	$0.63
Net realized and unrealized gains (losses), net of taxes per common share	$(0.43)	$(0.02)	$(0.42)
Earnings (loss) per common share — basic and diluted	$0.14	$0.60	$0.22
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$98,014	$102,157	$77,433
Adjusted net investment income	$44,218	$47,750	$37,062
Adjusted net realized and unrealized gains (losses), net of taxes	$(32,858)	$(1,668)	$(23,890)
Adjusted earnings (loss)	$11,360	$46,082	$13,172
Adjusted total investment income per share	$1.26	$1.32	$1.27
Adjusted net investment income per share	$0.57	$0.62	$0.61
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.42)	$(0.02)	$(0.39)
Adjusted earnings (loss) per share	$0.15	$0.60	$0.22

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of Oaktree Strategic Income Corporation (“OCSI”) with and into the Company in March 2021 (the “OCSI Merger”) and the merger of Oaktree Strategic Income II, Inc. (“OSI2”) with and into the Company in January 2023 (the “OSI2 Merger”) and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	December 31, 2023 (unaudited)		September 30, 2023		December 31, 2022 (unaudited)
Select balance sheet and other data:
Cash and cash equivalents	$112,369		$136,450		$17,382
Investment portfolio at fair value	3,018,552		2,892,420		2,642,870
Total debt outstanding (net of unamortized financing costs)	1,622,717		1,600,731		1,463,624
Net assets	1,511,651		1,515,764		1,201,989
Net asset value per share	19.14		19.63		19.63
Total debt to equity ratio	1.10	x	1.10	x	1.26	x
Net debt to equity ratio	1.02	x	1.01	x	1.24	x

Adjusted total investment income for the quarter ended December 31, 2023 was $98.0 million and included $91.4 million of interest income from portfolio investments, $3.8 million of payment-in-kind (“PIK”) interest income, $1.3 million of fee income and $1.4 million of dividend income. The $4.1 million decline in adjusted total investment income was attributable to $5.2 million of lower interest income, mainly due to an increase in non-accrual investments during the quarter, partially offset by a $0.7 million increase in fee income mainly driven by prepayment and exit fees and a $0.4 million increase in dividend income from the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”).

Net expenses for the quarter ended December 31, 2023 totaled $53.8 million, down $0.6 million from the quarter ended September 30, 2023. The decrease in net expenses was primarily driven by lower part I incentive fees during the quarter.

Adjusted net investment income was $44.2 million ($0.57 per share) for the quarter ended December 31, 2023, down from $47.8 million ($0.62 per share) for the quarter ended September 30, 2023. The decline of $3.5 million primarily reflected $4.1 million of lower adjusted total investment income, partially offset by $0.6 million of lower net expenses.

Adjusted net realized and unrealized losses, net of taxes, was $32.9 million for the quarter ended December 31, 2023, primarily reflecting realized and unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	December 31, 2023 (unaudited)	September 30, 2023 (unaudited)	December 31, 2022 (unaudited)
Investments at fair value	$3,018,552	$2,892,420	$2,642,870
Number of portfolio companies	146	143	156
Average portfolio company debt size	$20,200	$19,800	$16,500

Asset class:
Senior secured debt	86.3%	86.5%	86.3%
Unsecured debt	2.5%	1.9%	2.4%
Equity	4.8%	5.0%	4.3%
JV interests	6.4%	6.6%	7.0%

Non-accrual debt investments:
Non-accrual investments at fair value	$120,713	$48,743	$—
Non-accrual investments as a percentage of debt investments at fair value	4.2%	1.8%	— %
Non-accrual investments as a percentage of debt investments at cost	5.9%	2.4%	— %
Number of investments on non-accrual	7	4	—

Interest rate type:
Percentage floating-rate	84.3%	86.2%	87.3%
Percentage fixed-rate	15.7%	13.8%	12.7%

Yields:
Weighted average yield on debt investments[1]	12.2%	12.7%	11.6%
Cash component of weighted average yield on debt investments	11.1%	11.2%	10.3%
Weighted average yield on total portfolio investments[2]	11.7%	12.0%	11.2%

Investment activity:
New investment commitments	$370,300	$87,500	$250,300
New funded investment activity[3]	$367,600	$117,100	$274,400
Proceeds from prepayments, exits, other paydowns and sales	$213,500	$364,400	$104,400
Net new investments[4]	$154,100	$(247,300)	$170,000
Number of new investment commitments in new portfolio companies	14	3	18
Number of new investment commitments in existing portfolio companies	10	3	7
Number of portfolio company exits	10	16	11

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2023, the fair value of the investment portfolio was $3.0 billion and was composed of investments in 146 companies. These included debt investments in 133 companies, equity investments in 40 companies, and the Company’s joint venture investments in SLF JV I and OCSI Glick JV LLC (“Glick JV”). 29 of the equity investments were in companies in which the Company also had a debt investment.

As of December 31, 2023, 94.2% of the Company’s portfolio at fair value consisted of debt investments, including 77.9% of first lien loans, 8.4% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF

JV I and Glick JV. This compared to 76.4% of first lien loans, 10.1% of second lien loans and 7.5% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of September 30, 2023.

As of December 31, 2023, there were seven investments on non-accrual status, which represented 5.9% and 4.2% of the debt portfolio at cost and fair value, respectively. This is up from four investments on non-accrual status in the prior quarter, which represented 2.4% and 1.8% of the debt portfolio at cost and fair value, respectively.

SLF JV I

The Company’s investments in SLF JV I totaled $142.2 million at fair value as of December 31, 2023, up 0.5% from $141.5 million as of September 30, 2023. The increase was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio.

As of December 31, 2023, SLF JV I had $372.8 million in assets, including senior secured loans to 52 portfolio companies. This compared to $376.1 million in assets, including senior secured loans to 48 portfolio companies, as of September 30, 2023. As of December 31, 2023, no investments held by SLF JV I were on non-accrual status. SLF JV I generated cash interest income of $3.6 million for the Company during the quarter ended December 31, 2023, up from $3.5 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.4 million for the Company during the quarter ended December 31, 2023, up from $1.1 million in the prior quarter. As of December 31, 2023, SLF JV I had $121.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $270 million senior revolving credit facility, and its debt to equity ratio was 1.1x.

Glick JV

The Company’s investments in Glick JV totaled $51.0 million at fair value as of December 31, 2023, up 1.9% from $50.0 million as of September 30, 2023. The increase was primarily driven by Glick JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio.

As of December 31, 2023, Glick JV had $139.2 million in assets, including senior secured loans to 42 portfolio companies. This compared to $141.2 million in assets, including senior secured loans to 38 portfolio companies, as of September 30, 2023. As of December 31, 2023, no investments held by Glick JV were on non-accrual status. Glick JV generated cash interest income of $1.5 million during the quarter ended December 31, 2023, flat as compared to the prior quarter. As of December 31, 2023, Glick JV had $27.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $80 million senior revolving credit facility, and its debt to equity ratio was 1.1x.

Liquidity and Capital Resources

As of December 31, 2023, the Company had total principal value of debt outstanding of $1,660.0 million, including $710.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025, $350.0 million of the 2.700% Notes due 2027 and $300.0 million of the 7.100% Notes due 2029. The funding mix was composed of 43% secured and 57% unsecured borrowings as of December 31, 2023. The Company was in compliance with all financial covenants under its credit facilities as of December 31, 2023.

As of December 31, 2023, the Company had $112.4 million of unrestricted cash and cash equivalents and $907.5 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of December 31, 2023, unfunded investment commitments were $226.6 million, or $199.5 million excluding unfunded commitments to the Company’s joint ventures. Of the $199.5 million, approximately $165.9 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to invest in market opportunities as they arise.

As of December 31, 2023, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreements, was 7.0%, unchanged from the prior quarter.

The Company’s total debt to equity ratio was 1.10x as of each of December 31, 2023 and September 30, 2023. The Company’s net debt to equity ratio was 1.02x and 1.01x as of December 31, 2023 and September 30, 2023, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of OCSI and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover,

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended December 31, 2023, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended December 31, 2023, no amounts were payable under the A&R Advisory Agreement.

these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	December 31, 2023 (unaudited)		September 30, 2023 (unaudited)		December 31, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$97,985	$1.26	$101,905	$1.32	$79,179	$1.30
Interest income amortization (accretion) related to merger accounting adjustments	29	—	252	—	(1,746)	(0.03)

Adjusted total investment income	$98,014	$1.26	$102,157	$1.32	$77,433	$1.27

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	December 31, 2023 (unaudited)		September 30, 2023 (unaudited)		December 31, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$44,189	$0.57	$47,498	$0.62	$38,808	$0.63
Interest income amortization (accretion) related to merger accounting adjustments	29	—	252	—	(1,746)	(0.03)
Part II incentive fee	—	—	—	—	—	—

Adjusted net investment income	$44,218	$0.57	$47,750	$0.62	$37,062	$0.61

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	December 31, 2023 (unaudited)		September 30, 2023 (unaudited)		December 31, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$(33,654)	$(0.43)	$(1,546)	$(0.02)	$(25,636)	$(0.42)
Net realized and unrealized losses (gains) related to merger accounting adjustments	796	0.01	(122)	—	1,746	0.03

Adjusted net realized and unrealized gains (losses), net of taxes	$(32,858)	$(0.42)	$(1,668)	$(0.02)	$(23,890)	$(0.39)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	December 31, 2023 (unaudited)		September 30, 2023 (unaudited)		December 31, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$10,535	$0.14	$45,952	$0.60	$13,172	$0.22
Interest income amortization (accretion) related to merger accounting adjustments	29	—	252	—	(1,746)	(0.03)
Net realized and unrealized losses (gains) related to merger accounting adjustments	796	0.01	(122)	—	1,746	0.03

Adjusted earnings (loss)	$11,360	$0.15	$46,082	$0.60	$13,172	$0.22

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2024 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 1, 2024. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 2845273, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflicts in Ukraine and Israel), natural disasters, pandemics or cybersecurity incidents; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2023 (unaudited)	September 30, 2023
ASSETS
Investments at fair value:
Control investments (cost December 31, 2023: $363,124; cost September 30, 2023: $345,245)	$316,309	$297,091
Affiliate investments (cost December 31, 2023: $26,916; cost September 30, 2023: $24,898)	24,442	23,349
Non-control/Non-affiliate investments (cost December 31, 2023: $2,797,710; cost September 30, 2023: $2,673,976)	2,677,801	2,571,980

Total investments at fair value (cost December 31, 2023: $3,187,750; cost September 30, 2023: $3,044,119)	3,018,552	2,892,420
Cash and cash equivalents	112,369	136,450
Restricted cash	19,328	9,089
Interest, dividends and fees receivable	43,038	44,570
Due from portfolio companies	7,912	6,317
Receivables from unsettled transactions	23,931	55,441
Due from broker	26,520	54,260
Deferred financing costs	11,827	12,541
Deferred offering costs	131	160
Derivative assets at fair value	—	4,910
Other assets	2,587	1,681

Total assets	$3,266,195	$3,217,839

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,273	$2,950
Base management fee and incentive fee payable	19,004	19,547
Due to affiliate	3,815	4,310
Interest payable	18,980	16,007
Director fees payable	160	—
Payables from unsettled transactions	57,279	11,006
Derivative liability at fair value	29,316	47,519
Deferred tax liability	—	5
Credit facilities payable	710,000	710,000
Unsecured notes payable (net of $6,534 and $7,076 of unamortized financing costs as of December 31, 2023 and September 30, 2023, respectively)	912,717	890,731

Total liabilities	1,754,544	1,702,075

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 78,965 and 77,225 shares issued and outstanding as of December 31, 2023 and September 30, 2023, respectively	790	772
Additional paid-in-capital	2,200,561	2,166,330
Accumulated overdistributed earnings	(689,700)	(651,338)

Total net assets (equivalent to $19.14 and $19.63 per common share as of December 31, 2023 and September 30, 2023, respectively)	1,511,651	1,515,764

Total liabilities and net assets	$3,266,195	$3,217,839

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31, 2023 (unaudited)	Three months ended September 30, 2023 (unaudited)	Three months ended December 31, 2022 (unaudited)
Interest income:
Control investments	$6,005	$5,877	$4,567
Affiliate investments	324	650	641
Non-control/Non-affiliate investments	82,721	86,346	64,298
Interest on cash and cash equivalents	2,364	1,859	472

Total interest income	91,414	94,732	69,978

PIK interest income:
Control investments	544	309	—
Non-control/Non-affiliate investments	3,305	5,235	6,130

Total PIK interest income	3,849	5,544	6,130

Fee income:
Control investments	13	13	13
Affiliate investments	5	5	5
Non-control/Non-affiliate investments	1,289	554	2,003

Total fee income	1,307	572	2,021

Dividend income:
Control investments	1,400	1,050	1,050
Non-control/Non-affiliate investments	15	7	—

Total dividend income	1,415	1,057	1,050

Total investment income	97,985	101,905	79,179

Expenses:
Base management fee	11,477	11,516	9,917
Part I incentive fee	9,028	9,531	7,703
Professional fees	1,504	1,282	1,500
Directors fees	160	160	160
Interest expense	32,170	32,326	20,719
Administrator expense	366	317	298
General and administrative expenses	591	775	746

Total expenses	55,296	55,907	41,043
Fees waived	(1,500)	(1,500)	(750)

Net expenses	53,796	54,407	40,293

Net investment income before taxes	44,189	47,498	38,886
Excise tax	—	—	(78)

Net investment income	44,189	47,498	38,808

Unrealized appreciation (depreciation):
Control investments	1,339	(1,114)	(3,309)
Affiliate investments	(925)	(90)	3
Non-control/Non-affiliate investments	(17,615)	10,088	(8,675)
Foreign currency forward contracts	(7,824)	4,861	(11,001)

Net unrealized appreciation (depreciation)	(25,025)	13,745	(22,982)

Realized gains (losses):
Control investments	786	—	—
Non-control/Non-affiliate investments	(13,340)	(12,986)	(7,651)
Foreign currency forward contracts	4,101	(252)	4,448

Net realized gains (losses)	(8,453)	(13,238)	(3,203)

(Provision) benefit for taxes on realized and unrealized gains (losses)	(176)	(2,053)	549

Net realized and unrealized gains (losses), net of taxes	(33,654)	(1,546)	(25,636)

Net increase (decrease) in net assets resulting from operations	$10,535	$45,952	$13,172

Net investment income per common share — basic and diluted	$0.57	$0.62	$0.63
Earnings (loss) per common share — basic and diluted	$0.14	$0.60	$0.22
Weighted average common shares outstanding — basic and diluted	77,840	77,130	61,142